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                                                                     Exhibit 3.3

                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                                SERAGEN, INC.
                (Originally incorporated on February 2, 1982)

         FIRST:   The name of the corporation is Seragen, Inc. (hereinafter
referred to as the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, County of New Castle, Wilmington, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD:   The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-five million (35,000,000), consisting of thirty million (30,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock"), and five million (5,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock").


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        B.  The following is a statement of the designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof, of the Common Stock and the Preferred Stock.

                          SECTION 1  - Common Stock
                          ---------    ------------

        All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

        1.1. VOTING RIGHTS. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, except as otherwise required by law. There shall be no cumulative voting.

        1.2. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the board of directors, subject to any provision of this Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

        1.3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, subject to the rights and preferences, if any, of any shares of Preferred Stock authorized and issued hereunder, to share, ratably according to the number of shares of Common Stock held by them, in the

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remaining assets of the Corporation available for distribution to its stockholders.

                         SECTION 2 - Preferred Stock
                         ---------   ---------------
         The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

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        A.  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

        C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President of the Corporation or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board for purposes of this Restated Certificate of Incorporation. For purposes of this Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

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        SIXTH:  A.  Subject to the rights of the holders of any series of
Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board.

        B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

        C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

        D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time only by


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the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         SEVENTH: The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; PROVIDED, HOWEVER, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

         EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a

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knowing violation of law, (iii) under Section 174 of the Delaware
General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

             IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Sections 242 and 245 of the General

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Corporation Law of Delaware, has been executed by its Chief Executive Officer and President and attested by its Secretary, this 21st day of May, 1996.


                                             SERAGEN, INC.



                                             By: /s/ George W. Masters
                                                --------------------------
                                                George W. Masters,
                                                Chief Executive Officer
                                                and President

Attest:

/s/ Thomas N. Konatich
- -----------------------------
Thomas N. Konatich, Secretary


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